                                                                     Exhibit 4.7

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE "BLUE SKY" OR SECURITIES LAWS, AND CANNOT BE SOLD, TRANSFERRED, ASSIGNED, OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND ANY RESTRICTIONS IMPOSED HEREBY, AND WILL NOT BE TRANSFERRED OF RECORD UNLESS COMPLIANCE WITH SUCH LAWS AND RESTRICTIONS IS MET.

                                                               November 20, 2001

                         PARALLEL PETROLEUM CORPORATION

                           WARRANT PURCHASE AGREEMENT

Stonington Corporation
237 Park Avenue, Suite 2100
New York, New York 10017

Dear Sirs:

      Parallel Petroleum Corporation, a Delaware corporation (the "Company"), agrees to issue and sell to you warrants (the "Warrants") to purchase the number of shares of the Common Stock, $.01 par value (the "Common Stock"), of the Company as set forth herein, subject to the terms and conditions contained herein.

      1. Issuance of Warrants. The Warrants, which shall be in the form attached hereto as Exhibit A, shall be issued to you on the date hereof (the "Closing Date") concurrently with the execution hereof in consideration of the payment by you to the Company of the sum of One Hundred Dollars ($100.00) cash, the receipt of which is hereby acknowledged. All of the Warrants shall provide that you, or such other holder or holders of the Warrants to whom transfer is authorized in accordance with the terms of this Agreement, shall have the right to purchase up to an aggregate of 275,000 shares of Common Stock of the Company for a purchase price of $2.95 per share (the "Purchase Price"). The term "Common Stock" shall mean the Common Stock, $.01 par value, of the Company, as constituted on the date hereof, and any stock or securities into which such Common Stock shall have been changed or any stock or securities resulting from any reclassification of such Common Stock. The shares of Common Stock purchasable upon exercise of the Warrants are sometimes herein called the "Warrant Stock." The number of shares, character and Purchase Price of the Warrant Stock are subject to adjustment as hereinafter provided. The term "Other Securities" means any stock (other than Common Stock) and other securities of the Company or any other person

(corporate or otherwise) which holders of Warrants at any time shall be entitled to receive, or shall have received, upon the exercise of Warrants, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or replacement of Common Stock or Other Securities.

      2. Private Placement: Restricted Transferability.

      (a) The Warrantholder acknowledges that the Warrants and the Warrant Stock have not been registered under the Securities Act of 1933, as amended (the "Act"), or any applicable state blue sky or securities laws and that the Warrants and the Warrant Stock, or any part thereof, can be sold, transferred, assigned or otherwise disposed of only in compliance with applicable federal and state securities laws, and subject to the other restrictions contained herein.

      (b) The Warrantholder represents and warrants that the Warrants and the Warrant Stock are being or will be purchased without a view to distribution or resale thereof in violation of the registration requirements of the Act. It is understood that a subsequent sale of the Warrants or Warrant Stock under certain circumstances might be deemed to constitute a distribution within the meaning of and require registration under the provisions of the Act.

      (c) The Warrantholders shall not sell, transfer or hypothecate the Warrants for a period of one year following the Closing Date, except:

            (1) To any person who, on the date of transfer, is an officer or director of the Warrantholder;

            (2) To the executor, administrator or personal representative of any person referred to in (1) above in the event of the death or incapacity of such person;

            (3) To a successor to the Warrantholder in a merger or consolidation;

            (4) To a purchaser of all or substantially all of the assets of the Warrantholder; or

            (5) To the shareholders of the Warrantholder or the shareholders or partners of the transferees of the Warrant holder, as provided in this paragraph, in the event of liquidation or dissolution.

      (d) The Warrantholder agrees not to make any sale or other disposition of either the Warrants or the Warrant Stock except pursuant to a registration statement which has become effective under the Act, setting forth the terms of such offering, the underwriting discount and the commissions and any other pertinent data with respect thereto, unless the Warrantholder has provided the Company with an opinion of counsel reasonably acceptable to the Company that such registration is not required. Any transfer of Warrants to a person other than as described in Section 2(c) shall be subject to the prior written approval of the Company.

      (e) Any certificates for Warrant Stock may have affixed thereon an appropriate legend as to the restrictions on transferability contained herein and in the Warrants unless, in the opinion of counsel for the Company, such legend would not be necessary and appropriate.

      (f) Notwithstanding anything herein to the contrary, each certificate for Warrant Stock issued hereunder shall bear a legend reading substantially as follows (unless the Company receives an opinion of counsel satisfactory to it that such legend is not required in order to assure compliance with the Act or unless such registration(s) as would cause such shares to no longer be restricted have been effectuated):

      THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL (SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED.

      3. Exercise of Warrants.

      (a) During the period commencing one year after the Closing Date and ending at 5:00 p.m. Midland, Texas time on November 20, 2006, Warrants may be exercised from time to time as to all or any portion of the whole number of shares of Warrant Stock by the holder thereof upon surrender of the Warrant(s), accompanied by a subscription for shares to be purchased in the form attached hereto as Exhibit B and by cash or by a certified or bank cashier's check payable to the order of the Company in the amount obtained by multiplying the number of shares of Warrant Stock as to which the Warrant is being exercised (as so designated by the holder) by the Purchase Price, delivered to the Company at its principal office at 110 N. Marienfeld, Suite 465, Midland, Texas 79701, and such holder shall thereupon be entitled to receive pursuant to Section 4 of this Agreement the number of shares of Warrant Stock to which such holder is entitled upon such exercise of the Warrant (subject to any adjustments in the number or character thereof required by Sections 6 and 7 of this Agreement) plus all other stock and Other Securities and property (including cash, where applicable) to which such holder is then entitled pursuant to Sections 6 and 7 of this Agreement.

      (b) Notwithstanding anything to the contrary contained in this Section 3, any holder may elect to exercise any Warrant in whole or in part by receiving shares of Warrant Stock equal to the value (determined below) of the Warrant (or any part hereof), upon surrender of the Warrant (or any part thereof) at the office or agency described in Section 3(a) above, together with notice of such election, specifying the part of the Warrant so surrendered, in which event the Company shall issue and deliver to the holder a number of shares of Warrant Stock determined using the following formula:

            X = (Y) (A-B)
                ---------
                    A

      where

            X = the number of shares of Warrant Stock to be issued to the holder of the Warrant;

            Y = the number of shares of Warrant Stock purchasable under the Warrant, or portion of the Warrant, surrendered;

            A = the Current Market Value per share of the Warrant Stock, determined pursuant to Section 4 of this Agreement; and

            B =   the then current Purchase Price per share of Warrant Stock.

      (c) Upon any partial exercise of Warrants, the Company at its expense will forthwith issue and deliver to or upon the order of the holder hereof a new Warrant or Warrants of like tenor, in the name of the holder thereof or as such holder (upon payment by such holder of any applicable transfer taxes) may request, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal to the number of such shares called for on the face of the Warrant minus the number of such shares which have previously been designated by the holder in the form of subscription at the end hereof in connection with previous exercises by the holder.

      (d) Each exercise of Warrants shall be deemed to have been effected immediately prior to the close of business on the date on which the Warrants shall have been surrendered to the Company in accordance with this Section 3, and at such time the person or persons in whose name or names any certificate for shares of Warrant Stock (or Other Securities) shall be issuable upon such exercise shall be deemed to have become the holder or holders of record thereof.

      (e) Appropriate adjustments as provided in this Agreement shall be made in connection with the exercise of the Warrants to reflect any change in the number of shares of Warrant Stock or amount of Other Securities for which the Warrants may be exercised.

      4. Delivery of Stock Certificates, etc. on Exercise. As soon as practicable after the exercise of the Warrants in full or in part, and in any event within 30 days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the holder thereof, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and nonassessable shares of Warrant Stock (or Other Securities) to which such holder shall be entitled upon such exercise, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the Current Market Value on the date of exercise of one full share of such Warrant Stock (or Other Securities) together with any other stock or Other Securities and property (including cash, where applicable) to which such holder is entitled upon such exercise pursuant to Section 6 of this Agreement or otherwise. For purposes of the foregoing computation (and as elsewhere herein provided), the term "Current Market Value" means on the date of determination (a) in the case of any security traded on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended), or the National Market System of The Nasdaq Stock Market, the closing price thereof on such date or, if none, then on the next preceding business day on which sales occurred, (b) in the case of any security traded over the counter, the last sales price on such date if reported by the National Association of Securities Dealers Automated Quotation System (or other similar service, including, without limitation, the National Quotation Bureau, Inc.) or, if none, then on the next preceding day on which sales prices, including, without limitation, on the National Quotation Bureau, Inc. were reported, and (c) in the case of any other property (including the securities referred to in clause (b) above, if no sales prices have been reported as therein specified), the value determined, in accordance with generally accepted accounting principles, by independent public accountants of national standing.

      5. Payment of Taxes, etc. The Company covenants and agrees that the shares of Warrant Stock delivered upon exercise of the Warrants shall, at the time of delivery for such shares of Warrant Stock, be validly issued and outstanding and fully paid and nonassessable shares of Common Stock The Company further covenants and agrees that it will pay when due and payable any and all federal and state original issue taxes which may be payable in respect of the issue of the Warrants or any shares of Warrant Stock (or Other Securities) issuable upon the exercise of the Warrants.

      6. Protection Against Dilution. The Purchase Price for the shares of Warrant Stock and number of shares of Warrant Stock issuable upon exercise of the Warrants is subject to adjustment from time to time as follows:

      (a) Stock Dividends, Subdivision, Reclassifications, Etc. In case at any time or from time to time after the date of execution of this Agreement, the Company shall: (i) take a record of the then holders of its Common Stock for the purpose of entitling them to receive a dividend or a distribution on its shares of Common Stock payable in shares of its capital stock, whether in shares of Common Stock or capital stock of any other class; or (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares; or (iii) combine or reclassify its outstanding Common Stock into a smaller number of shares, then, and in each such case, the Purchase Price then in effect shall be adjusted to that price determined by multiplying the Purchase Price in effect immediately prior to such event by a fraction (i) the numerator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event, and (ii) the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such event; provided, however, that if such record date is fixed and such dividend or distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on the date originally fixed for the payment of such dividend or the making of such distribution and thereafter the Purchase Price shall be adjusted pursuant to this paragraph 6(a) at the time of actual payment of such dividends or distributions.

      (b) Issuance of Options, Rights, Warrants, Etc. In case at any time or from time to time after the date of execution of this Agreement, the Company shall issue options, rights, warrants or other securities entitling the holder or holders thereof to subscribe for, or purchase shares of, Common Stock without consideration or at a price (which shall include the per share amount of consideration, if any, paid to the Company for the issuance of such options, rights, warrens or other such securities) per share less than the Current Market Value per share on the record date for the issuance of such options, rights, warrants or other securities, then the Purchase Price in effect on the date immediately prior to such record date shall immediately be adjusted to a price equal to the quotient obtained by dividing:

            (i) An amount equal to the sum of (A) the number of shares of Common Stock issued and outstanding on such record date multiplied by the Purchase Price in effect on the date immediately prior to such record date and (B) the aggregate consideration to be received by the Company if all such options, rights, warrants or other securities were exercised, by

            (ii) An amount equal to the sum of (A) the number of shares of Common Stock issued and outstanding on such record date and (B) the number of shares issuable upon exercise of such options, rights, warrants or other securities (in each case increased or decreased to the extent that the number of such shares shall have been increased by a dividend or distribution or by a subdivision or combination in accordance with subsection (a) above);

provided, however, that such adjustment shall be made only if the aforesaid quotient shall be less than the Purchase Price in effect immediately prior to the issue of such options, rights, warrants or other securities. If the record date for the issuance by the Company of any such options, rights, warrants or other such securities is fixed and such issuance is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on the date originally fixed for such issuance and thereafter the Purchase Price shall be adjusted pursuant to this paragraph 6(b) at the time of actual issuance of such options, rights, warrants or other such securities. If any of such options, rights, warrants or other such securities shall expire without having been exercised, then the Purchase Price shall be recomputed as of the close of business of the date of such expiration to the Purchase Price which would have been in effect had an adjustment been made on the basis that the only additional shares of Common Stock so issued pursuant to the issuance of such options, rights, warrants or other such securities were such additional shares of Common Stock, if any, actually issued or sold upon the exercise of such options, rights, warrants or such other securities and the maximum number of such additional shares of Common Stock still issuable upon the exercise of such options, rights, warrants or other such securities that have not expired and the Company shall be deemed to have received as consideration for the issuance of such additional shares of Common Stock an amount equal to the total amount of consideration, if any, received by the Company for the issuance and sale of the options, rights, warrants or other such securities, whether exercised or not and whether they have expired or not, plus the amount of consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such options, rights, warrants or other securities) upon the exercise of such options, rights, warrants or other securities so exercised for additional shares of Common Stock, plus the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such options, rights, warrants or other securities) upon the exercise of such outstanding options, rights, warrants or other securities that have not yet expired;

provided, however, that any such adjustment pursuant to this sentence shall not increase the then Purchase Price to a level above the Purchase Price in effect immediately prior to the issuance or sale of such options, rights, warrants or other such securities, taking into account any interim adjustments prescribed by
Section 6 hereof.

      (c) Issuance of Additional Shares of Common Stock. In case at any time or from time to time after the Closing Date, the Company shall issue or sell any shares of its Common Stock for a consideration per share less than the Current Market Price, then the Purchase Price upon each such issuance shall be adjusted to that price determined by multiplying the per share Purchase Price in effect immediately prior to such event by a fraction:

            (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued would purchase at the Current Market Price, and

            (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock plus the number of such additional shares of Common Stock so issued.

      The provisions of this subparagraph shall not apply to any additional shares of Common Stock which are distributed to holders of Cormnon Stock as a stock dividend or subdivision, for which an adjustment is provided for under subparagraph (a) above. No adjustment of the per share Purchase Price shall be made under this subparagraph upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights, if any such adjustment shall previously have been made upon the issuance of such warrants, options or other rights pursuant to subparagraph (b) of this paragraph 6.

      (d) Extraordinary Dividends. In case the Company shall declare a dividend upon its Common Stock (except a dividend payable in Common Stock referred to in subsection (a)(i) of this Section 6) payable otherwise than out of earnings, retained earnings, surplus or earned surplus, the Purchase Price in effect immediately prior to the declaration of such dividend shall be reduced by an amount equal: in the case of a dividend in cash, to the amount thereof payable per share of the Common Stock; or, in the case of any other dividend, to the fair market value thereof per share of the Common Stock as determined in good faith by the Board of Directors of the Company. Such reductions shall take effect as of the date on which a record is taken for the purpose of such dividend, or, if a record is not taken, the date as of which the holders of Common Stock of record entitled to such dividend are to be determined. If such record date is fixed and such dividend is not fully made on the date originally fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on the date originally fixed for the payment of such dividend and thereafter the Purchase Price shall be adjusted pursuant to this paragraph 6(d) at the time of actual payment of such dividends.

      (e) Adjustment of Number of Shares Purchasable. When any adjustment is required to be made in the Purchase Price under paragraphs 6(a), 6(b) and 6(c), the number of shares of Common Stock issuable upon exercise of the Warrants shall be changed (to the nearest full share) to the number of shares determined by dividing (i) an amount equal to the number of shares issuable pursuant to the exercise of the Warrants immediately prior to the adjustment, multiplied by the Purchase Price in effect immediately prior to the adjustment, and then divided by (ii) the Purchase Price in effect immediately after such adjustments.

      (f) Minimum Adjustment. Except as hereinafter provided, no adjustment of the per share Purchase Price hereunder shall be made if such adjustment results in a change of the per share Purchase Price then in effect of less than $.05 thereof. Any adjustment of less than $.05 of any per share Purchase Price shall be earned forward and shall be made at the time of and together with any subsequent adjustment which, together with adjustment or adjustments so carried forward, amounts to $.05 of the per share Purchase Price then in effect or more.

      (g) Limitation on Adjustment. Notwithstanding any provision herein to the contrary, no adjustment of the Purchase Price or number of shares of Warrant Stock issuable upon exercise of the Warrants shall be made as a result of or in connection with:

            (i) the issuance of shares of Common Stock pursuant to the exercise of any options, warrants, rights or conversion privileges which are outstanding on the date hereof;

            (ii) the issuance or exercise of any options, warrants or rights or shares of Common Stock to officers, directors or employees of the Company pursuant to any stock option, stock purchase, stock bonus or other employee or director benefit plan approved by the Board of Directors of the Company, or

            (iii) the issuance or exercise of any options, warrants or other rights to purchase Common Stock to the Warrantholder.

      7.    Other Adjustments.

      (a) In the event of any reorganization or consolidation of the Company with, or any merger of the Company with or into, another corporation (other than a reorganization, consolidation or merger in which the Company is a surviving corporation) or in case of any sale or transfer to another corporation of all or substantially all of the assets of the Company, the corporation resulting from such reorganization or consolidation or surviving such merger or to which such sale or transfer shall be made, as the case may be, shall make suitable provision (which shall be fair and equitable to the holders of the Warrants) and shall assume the obligations of the Company hereunder (by written instrument executed and mailed to each holder of the Warrants then outstanding) pursuant to which, upon exercise of the Warrants, at any time after the consummation of such reorganization, consolidation, merger or conveyance, the holder shall be entitled to receive the stock or Other Securities or property which such holder would have been entitled to upon consummation if such holder had exercised the Warrants immediately prior thereto.

      (b) The Purchase Price shall be adjusted to the extent necessary to appropriately and equitably, as nearly as possible, reflect the events described in this Section 7.

      8. No Impairment. The Company will not, by amendment of its articles or certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution or similar action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or of the Warrants, but will at all times in good faith assist in the carrying out of such terms to the extent necessary or appropriate in order to protect the rights of the holders under the terms of this Agreement and the Warrants. In this regard, the Company (a) will not increase the par value of any shares of stock receivable upon exercise of the Warrants above the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock upon the exercise of the Warrants from time to time, and (c) will not transfer all or substantially all of its properties and assets to any other person (corporate or otherwise), or consolidate with or merge or liquidate into any other person or permit any other person to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person shall expressly assume in writing and be bound by all the terms of this Agreement and the Warrants.

      9. Certificate as to Adjustments. In each case of an adjustment or readjustment in the Purchase Price, the Company will promptly cause its principal financial officer to compute such adjustment or readjustment in accordance with the terms of this Agreement and mail to each holder of the Warrants a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

      10. Notices of Record Date. etc. In the event of:

      (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

      (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to or consolidation or merger of the Company with or into any other person; or

      (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such event, the Company will mail or cause to be mailed to the holders of record of the Warrants as of a date which shall not be more than twenty (20) days prior to the date of such notice a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place and the time, if any is to be fixed, as of which the holder of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up.

      11. Reservation of Stock, etc. The Company will at all times reserve and keep available, solely for issuance and delivery upon exercise of the Warrants, all shares of Common Stock (or Other Securities) from time to time issuable upon the exercise of the Warrants at the time outstanding. All shares of Common Stock issuable upon the exercise of the Warrants shall be duly authorized, validly issued, fully paid and nonassessable with no liability on the part of the holders thereof.

      12. Exchange of Warrants. Upon the surrender for exchange of the Warrants, properly endorsed, to the Company, the Company at its expense will (subject to the provisions of Section 2(c)) issue and deliver to or upon the order of the holder thereof a new

Warrant or Warrants of like tenor, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock called for on the face or faces of the Warrant or Warrants so surrendered.

      13. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Warrants and, in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or, in the case of any banking or other financial institution, an indemnity agreement, reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of the Warrants, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant or Warrants of like tenor.

      14. Warrant Agent. The Company may, by written notice to each holder of Warrants, appoint an agent for the purpose of issuing Warrant Stock (or Other Securities) upon the exercise of the Warrants pursuant to Section 3, exchanging Warrants pursuant to Section 13, and replacing Warrants pursuant to Section 13, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

      15. Required Registration.

      (a) Subject to the provisions of this Section 15, at any time after the exercise in full of all of the Warrants, the holders of not less than eighty percent (80%) of the Warrant Stock may make a written request to the Company requesting that the Company register the Warrant Stock with the Securities and Exchange Commission (the "Commission") under the Act and effect the registration or qualification or filing for exemption under the Act and applicable state law of such Warrant Stock, and the Company shall promptly give written notice to each holder of Warrant Stock of a proposed registration or qualification or filing for exemption and shall, subject to the further conditions of this
Section 15, as expeditiously as possible, endeavor, in good faith, to use its best efforts to effect any such registration or qualification or filing for exemption for all of the Warrant Stock owned by the holders thereof who shall have advised the Company in writing within 30 days after the giving of such written notice by the Company of their desire to have their Warrant Stock registered or qualified or exempted, and the Company will keep effective such registration, qualification, exemption, notification or approval for such period, not to exceed nine months, as may be necessary to effect sales or disposition of the Warrant Stock.

      (b) The Company shall not be required to register, qualify, file or effect any registration, qualification or exemption of the Warrant Stock pursuant to subparagraph (a) above:

            (1)   at any time after the fifth anniversary of the Closing Date;

            (2)   on more than one occasion;

            (3) as to Warrant Stock sold or otherwise disposed of in any manner to a person which, by virtue of the terms of this Agreement, is not entitled to the rights provided by this Section 15; or

            (4) as to Warrant Stock eligible for sale pursuant to Rule 144 under the Act, or any similar rule that may hereafter be adopted.

      (c) If at any time or from time to time during the effectiveness of a registration statement filed pursuant to subparagraph (a) above (the "Registration Statement"), the Company is engaged in or proposes to engage in
(i) a registered public offering of securities of the Company or (ii) any other activity which, in the good faith determination of the Board of Directors of the Company, would be adversely affected by offers or sales of the Warrant Stock pursuant to the Registration Statement to the detriment of the Company, then the holders of the Warrant Stock shall, upon the written request of the Company, cease making offers and sales of the Warrant Stock pursuant to the Registration Statement (including sales pursuant to Rule 144 under the Act) for the period of time specified by the Company, which period shall not (i) in the case of a registered public offering, exceed the period beginning ten days prior to the effective date of the registration statement relating to such offering and ending 180 days after such effective date, and (ii) in case of any other activity, exceed the period beginning ten days prior to, and ending 180 days after, the date of commencement of such other activity. Each holder of Warrant Stock agrees to enter into such further agreements with the Company or any underwriter of securities of the Company deemed necessary by the Company or any such underwriter to carry out the purposes of this subparagraph (c). The period of time that the Company is obligated to maintain the effectiveness of the Registration Statement hereunder shall be tolled during the period holders of the Warrant Stock must cease making offers and sales of the Warrant Stock pursuant to the Company's request under this subparagraph (c).

      (d) In connection with the registration of the Warrant Stock pursuant to this Section 15, each holder of the Warrant Stock whose shares are bemg registered shall furnish the Company with information concerning such holder and the proposed sale or distribution as shall be required for use in the preparation of the Registration Statement and related applications. The Company shall not be required to use its best efforts to register, or maintain the effectiveness of any registration of, Warrant Stock under the Act or the securities or blue sky laws of any states unless and until the holder of such Warrant Stock furnishes to the Company such information regarding such holder and its Warrant Stock and the intended method of disposition of such Warrant Stock as the Company may reasonably request in order to satisfy the requirements applicable to such registration.

      (e) Notwithstanding anything to the contrary in subparagraphs (a) or (b) of this Section 15, the Company shall in no event be obligated to qualify to do business in any jurisdiction where it is not so qualified or to take any action that would subject it to taxation or to service of process in any state where it is not otherwise subject to such taxation or service of process.

      (f) All expenses, disbursements and fees (including, without limitation, fees and expenses of counsel, auditing fees, printing expenses, registration and filing fees and blue sky fees and expenses, but excluding any underwriting discounts or commissions) incurred in connection with the registration by the Company of any shares for any holder of the Warrant Stock under subparagraph (a) above shall be borne by the Company.

      (g) The rights and obligations of the Warrantholders under this Section 15 may not be assigned or transferred to any person without the prior written consent of the Company.

      16. Indemnification; Contribution.

      (a) The Company will indemnify and hold harmless each holder of Warrant Stock registered pursuant to this Agreement with the Commission, or under any blue sky law or regulation, against any losses, claims, damages or liabilities, joint or several, to which such holder may become subject under the Act or otherwise, but only to the extent that such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, registration statement, prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such holder for any legal or other expenses reasonably incurred by such holder in connection with investigating or defending any such action or claim; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such document, in reliance upon and in conformity with written information furnished to the Company by any holder expressly for use therein

      (b) Each holder of Common Stock registered pursuant to this Agreement will indemnify and hold harmless the Company against any and all losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, registration statement or prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any such document, in reliance upon and in conformity with written information furnished to the Company by such holder expressly for use therein, or in a document to be filed with the Commission or any state securities commission.

      (c) Promptly after receipt by an indemnified party under subsections (a) or (b) of this Section 16 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under either such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under either of such subsections. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to assume the defense thereof by notice in writing to the indemnified party. After receipt of written notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under either of such subsections for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation incurred prior to the assumption by the indemnifying party.

      (d) If the indemnification provided for in this Section 16 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or
(b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company and the holder or holders from this Agreement and from the offering of the shares of Warrant Stock. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the holders in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the holder and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the holders agree that it would not be just and equitable if contribution pursuant to this subparagraph (d) were determined by pro rata allocation (even if the holders were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this subparagraph (d). Except as provided in subparagraph
(c) of this Section 16, the amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subparagraph (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding any provision in this subparagraph (d) to the contrary, no holder shall be liable for any amount, in the aggregate, in excess of the net proceeds to such holder from the sale of such holder's shares (obtained upon exercise of Warrants) giving rise to such losses, claims, damages or liabilities.

      (e) The obligations of the Company under this Section 16 shall be in addition to any liability which the Company may otherwise have at law or in equity.

      17. Remedies. The Company stipulates that the remedies at law of the holders of the Warrants in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Agreement or the Warrants are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

      18. Negotiability, etc. The Warrants are issued upon the following terms, to all of which each holder or owner thereof by the receipt and holding thereof consents and agrees:

      (a) subject to Section 2 and Section 15(g) hereof, title to the Warrants and all rights thereunder may be transferred in whole or in part, without charge to the holder thereof (except for transfer taxes), by endorsement (by the holder thereof executing the form of assignment at the end thereof) and delivery in the same manner as in the case of a negotiable instrument transferable by endorsement and delivery;

      (b) subject to Section 2 and Section 15(g) thereof, any person in possession of Warrants properly endorsed is authorized to represent himself as absolute owner thereof and is empowered to transfer absolute title thereto by endorsement and delivery thereof to a bona fide purchaser thereof for value; each prior taker or owner waives and renounces all of his or its equities or rights in the Warrants in favor of each such bona fide purchaser, and each bona fide purchaser shall acquire absolute title thereto and to all rights represented thereby; and

      (c) until the Warrants are transferred on the books of the Company, the Company may treat the registered holder thereof as the absolute owner thereof for all purposes, notwithstanding any notice to the contrary.

      19. Notices. All notices and other communications from the Company to the holders of Warrants shall be mailed by first class mail, postage prepaid, at such address as may have been furnished to the Company in writing by each such holder, or, until an address is so furnished, to and at the address of the last holder of Warrants who has so furnished an address to the Company.

      20. Not Stockholders. The holders of the Warrants shall not, by virtue of ownership of the Warrants, be entitled to any rights whatsoever of a stockholder of the Company but shall, upon written request to the Company, be entitled to receive quarterly or annual reports, or any other reports to stockholders, of the Company.

      21. Successors and Assigns; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Stonington Corporation and their respective successors and permitted assigns.

      22. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the remainder of this Agreement.

      23. Miscellaneous. This Agreement and the Warrants and any term hereof or thereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement and the Warrants shall be construed and enforced in accordance with and governed by the laws of the State of Texas, except that they shall be construed and enforced in accordance with and governed by the laws of the Company's state of domicile with respect to matters of corporate law relating to the Company. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

      24. Definition. All references to the word "you" and to "Stonington Corporation" in this Agreement shall be deemed to apply with equal eject to any persons or entities to whom Warrants have been transferred in accordance with the terms hereof, and, where appropriate, to any persons or entities holding shares of Warrant Stock issuable upon exercise of Warrants.

Dated: November 20, 2001.

                                                 PARALLEL PETROLEUM CORPORATION

                                                 By: /s/ Larry C. Oldham
                                                     --------------------------
                                                     Larry C. Oldham, President

Accepted as of the 20th day
of November, 2001.

STONINGTON CORPORATION

By: /s/ William D. Forster
    -----------------------------------------
    William D. Forster, President

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL (SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED.

                                                                       EXHIBIT A

Warrant No. _____________

                         PARALLEL PETROLEUM CORPORATION

                          COMMON STOCK PURCHASE WARRANT

      THIS IS TO CERTIFY that ______________, or its assigns as permitted in that certain Warrant Purchase Agreement dated November 20, 2001 (the "Warrant Purchase Agreement"), between the Company (as hereinafter defined) and Stonington Corporation, is entitled to purchase at any time or from time to time on and after November 20, 2002 until 5:00 p.m., Midland, Texas time, on November 20, 2006, up to 275,000 shares of Common Stock, $.01 par value, of Parallel Petroleum Corporation (the "Company"), at a Purchase Price per share as set forth in the Warrant Purchase Agreement. This Warrant is issued pursuant to the Warrant Purchase Agreement and all rights of the holder of this Warrant are further governed by, and subject to, the terms and provisions of such Warrant Purchase Agreement, copies of which are available upon written request to the Company. The holder of this Warrant and the shares issuable upon the exercise hereof shall be entitled to the benefits, rights and privileges and subject to the obligations, duties and liabilities provided in the Warrant Purchase Agreement.

      Subject to the provisions of the Warrant Purchase Agreement, and hereof, this Warrant and all rights hereunder are transferable, in whole or in part, but only to the extent expressly permitted in the Warrant Purchase Agreement and herein and then only at the principal office of the Company at One Marienfeld Place, 110 N. Marienfeld, Suite 465, Midland, Texas 79701, Attention: President (or at any other principal office of the Company of which the Company shall have provided written notice to the holder hereof), by the holder hereof or by a duly authorized attorney-in-fact, upon surrender of this Warrant duly endorsed, together with an Assignment hereof. Until transfer hereof on the books of the Company, the Company may treat the registered holder hereof as the sole owner hereof for all purposes.

      IN WITNESS WHEREOF, the Company has caused this Warrant to be executed and its corporate seal to be hereunto affixed by its proper corporate officers thereunto duly authorized.

                                                 PARALLEL PETROLEUM CORPORATION

                                                 By: __________________________
                                                     Name:_____________________
                                                     Title:____________________

Attest:

______________________
Assistant Secretary

(Seal)

                               FORM OF ASSIGNMENT

                  [To be signed only upon transfer of Warrant]

      For value received, the undersigned hereby sells, assigns and transfers unto ________ _______________________________ the right represented by the within Warrant to purchase ________________ shares of Common Stock of Parallel Petroleum Corporation to which the within Warrant relates, and appoints ___________________________________ his attorney-in-fact to transfer such right on the books of Parallel Petroleum Corporation with full power of substitution in the premises.

Dated: __________________, 200__.

                                                 _____________________________

                                                 _____________________________

                                                                       EXHIBIT B

                              FORM OF SUBSCRIPTION

       [To be signed only upon exercise of all or any part of the Warrant]

To Parallel Petroleum Corporation:

      The undersigned, as the holder of Warrant No. _______________, hereby irrevocably elects to:

______________    (a)   exercise the purchase right represented by such Warrant,
                        and to purchase thereunder__*__shares of Common Stock of

                        Parallel Petroleum Corporation and herewith makes payment in cash or by certified check or bank cashier's check of $________________ therefor, and requests that a certificate for such shares be issued in the name of, and delivered to the undersigned;

                                       OR

_______________   (b)   exercise the attached Warrant for [all of the shares]
                        [__*___ of the shares] [cross out inapplicable phrase] purchasable under the Warrant pursuant to the net exercise provisions of Section 3(b) of such Warrant.

Dated:  _______________________

                                     __________________________________________
                                     (Signature must conform in all respects to name of holder as specified on the face of the Warrant)

                                     __________________________________________
                                     (Address)

----------------
* Insert here the number of shares set forth on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case WITHOUT MAKING ANY ADJUSTMENT for additional Common Stock or any Other Securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be deliverable upon exercise.

                                      B-1